UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 19, 2011

MITEL NETWORKS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Canada	001-34699	98-0621254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Legget Drive

Ottawa, Ontario K2K 2W7

(Address of Principal Executive Offices) (Zip Code)

(613) 592-2122

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Mitel Networks Corporation (the “Company”) is filing this Amendment No. 1 to the Company’s Current Report on Form 8-K filed on January 14, 2011 (the “Original Report”) to supplement the information provided in Item 5.02 therein with the following information: (i) the confirmation of Mr. Richard McBee’s appointment to the Company’s Board of Directors (the “Board’), (ii) the resignation of Gilbert Palter from the Company’s Board and (iii) a certain number of stock options granted to Mr. McBee as a component of his employment compensation have been granted as an inducement material to his entering into employment with the Company. All other information in the Original Report remains unchanged.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously described in the Original Report, Mr. Richard McBee was appointed Chief Executive Officer of the Company on January 13, 2011 and was expected to be appointed to the Board at the next meeting of the Board. Consequently, on January 19, 2011, the Board appointed Mr. McBee to the Company’s Board. Mr. McBee has been appointed to serve on the Board for a term ending on the date of the 2011 annual meeting of the Company’s shareholders or until he otherwise ceases to hold office. In connection with Mr. McBee’s appointment to the Board, Mr. Gilbert Palter tendered his resignation as a member of the Board. Mr. Palter’s resignation was not caused by any disagreement with the Company on any matter related to the Company’s operations, policies or practices. With the resignation of Mr. Palter, and the subsequent appointment of Mr. McBee, the Board remains comprised of ten directors.

On January 19, 2011, the independent directors of the Board unanimously approved 515,175 of the stock options to be granted to Mr. McBee as a component of his employment compensation, and as previously described in the Original Report, to be granted to Mr. McBee as an inducement material to his entering into employment with the Company. In connection with the inducement grant, the Company issued a press release which is filed as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated January 20, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2011.

MITEL NETWORKS CORPORATION

By:	/S/ STEVEN E. SPOONER
Name:	Steven E. Spooner
Title:	Chief Financial Officer